Exhibit 99.4

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN LONGEVERON INC.’S PROSPECTUS DATED                       , 2023 AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM OKAPI PARTNERS LLC, THE INFORMATION AGENT, BY CALLING (212) 297-0720 (BANKERS AND BROKERS) OR (844) 201-1170 (ALL OTHERS) OR BY EMAIL AT INFO@OKAPIPARTNERS.COM.

FORM OF LETTER TO BROKERS, DEALERS, BANKS
AND OTHER NOMINEE HOLDERS
LONGEVERON INC.

Transferable Subscription Rights To Purchase
Shares of Class A Common Stock Pursuant to Subscription Rights
Distributed to Stockholders and Holders of Participating Warrants
of Longeveron Inc.

                     , 2023

To Brokers, Dealers, Banks and Other Nominees:

This letter is being distributed to brokers, dealers, banks and other nominees in connection with the offering (the “Rights Offering”) by Longeveron Inc., a Delaware corporation (the “Company”), of transferable subscription rights (the “Rights”) to purchase shares of the Company’s Class A common stock, par value $0.001 per share, distributed to all holders of record of shares of Class A common stock, Class B common stock, par value $0.001 per share (collectively, the “common stock”), and holders of warrants (the “participating warrants”) exercisable for Class A common stock (collectively, the “holders”), as of 5:00 p.m., Eastern Time, on                 , 2023 (the “record date”). The Rights are described in the Company’s prospectus dated                              , 2023 (the “Prospectus”), including without limitation the risk factors contained therein.

In the Rights Offering, the Company is offering the right to purchase up to $30.0 million of its Class A common stock, as described in the Prospectus. The Rights will expire if not exercised prior to 5:00 p.m., Eastern Time, on                         , 2023 (as it may be extended, the “expiration date,” and such time, the “expiration time”).

As described in the Prospectus, each holder as of the record date will receive, at no charge, five Rights for every share of common stock beneficially owned, or share of Class A common stock underlying a participating warrant owned and settled, by 5:00 p.m., Eastern Time, on the record date. The Rights will be transferable and will entitle the holder to purchase one share of Class A common stock, at a subscription price per share equal to $         . As an example, if you owned 1,000 shares of Class A common stock as of the record date, you would receive 5,000 Rights pursuant to your basic subscription right, and you would have the right to purchase 5,000 shares of Class A common stock in the Rights Offering pursuant to your basic subscription right. Each Right consists of a basic subscription right and an over-subscription privilege. In the event that holders exercise basic subscription rights for an amount in excess of the aggregate maximum exercise amount of $30.0 million, the amount subscribed for by each holder will be proportionally reduced, based on the amount subscribed for (not including any over-subscription privilege subscribed for).

In addition, Rights holders who fully exercise their basic subscription right will be entitled to subscribe for additional shares of Class A common stock that remain unsubscribed as a result of any unexercised basic subscription rights (the “over-subscription privilege”). The over-subscription privilege allows a Rights holder to subscribe for additional shares of Class A common stock at the subscription price per share on a pro rata basis if any shares are not purchased by other holders of Rights under their basic subscription rights as of the expiration date. “Pro rata” means in proportion to the number of shares of Class A common stock that you and the other Rights holders have subscribed for under the over-subscription privilege. A holder may exercise such holder’s over-subscription privilege only if such holder exercised its basic subscription right in full and other holders of Rights do not exercise their basic subscription rights in full. If there are not enough shares of Class A common stock to satisfy all subscriptions made under the over-subscription privilege, the Company will allocate the remaining shares of Class A common stock pro rata, among those over-subscribing privilege holders. For purposes of determining if a holder has fully exercised its basic subscription right, the Company will consider only the basic subscription right held by such holder in the same capacity. Each holder will be required to submit payment in full for all the shares of Class A common stock it wishes to buy with its over-subscription privilege. The Company will not issue fractional shares of Class A common stock in the Rights Offering. The Company can provide no assurances that each holder will actually be entitled to purchase the number of shares of Class A common stock subscribed for pursuant to the exercise of its over-subscription privilege in full at the expiration of the Rights Offering. If sufficient shares of Class A common stock are available, we will seek to honor over-subscription requests in full.

The Rights are evidenced by a transferable subscription rights certificate (a “Rights Certificate”) registered in your name or the name of your nominee. The Rights are transferable and are expected to trade on the NASDAQ Capital Market under the symbol “LGVNR” until 4:00 p.m., Eastern Time on                    , 2023 (or, if the offer is extended, until 4:00 p.m., Eastern Time on the extended expiration date).

To the extent the aggregate subscription price of the maximum number of unsubscribed shares of Class A common stock available to a holder is less than the amount the holder actually paid in connection with the exercise of the basic subscription right or, if applicable, over-subscription privilege, the holder will be allocated only the number of unsubscribed shares available to the holder. To the extent the amount paid by a holder exceeds the number of shares of Class A common stock to which the holder may subscribe, any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty.

We are asking persons who hold shares of common stock beneficially and who have received the Rights distributable with respect to those shares and participating warrants through a broker, dealer, custodian bank or other nominee (including any mobile investment platform), as well as persons who hold certificates of common stock and participating warrants directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

Please take prompt action to notify any beneficial owners of common stock as to the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights. If you exercise the over-subscription privilege on behalf of beneficial owners of Rights, you will be required to certify to the subscription agent and the Company, in connection with the exercise of the over-subscription privilege, as to the aggregate number of Rights that have been exercised pursuant to the basic subscription right, whether the basic subscription right of each beneficial owner of Rights on whose behalf you are acting has been exercised in full and the number of shares of Class A common stock being subscribed for pursuant to the over-subscription privilege by each beneficial owner of Rights on whose behalf you are acting.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent, the information agent, and the dealer-manager, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the subscription agent.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Transferable Subscription Rights Certificate;

3.	Instructions as to Use of Longeveron Inc. Transferable Subscription Rights Certificates;

4.	Notice of Guaranteed Delivery;

5.	Form of Beneficial Holder Election Form;

6.	Form of Letter to Clients of Nominee Holders; and

7.	Form of Nominee Holder Certification.

Your prompt action is requested. To exercise the Rights, as indicated in the Prospectus, you should deliver to the subscription agent the properly completed and signed Rights Certificate with payment of the subscription price in full for each share subscribed for pursuant to the Right. The subscription agent must receive the Rights Certificate with payment of the subscription price prior to the expiration time. All payments of the subscription price must be made in United States dollars for the full number of shares of Class A common stock for which you are subscribing by (x) check drawn upon a United States bank payable to Colonial Stock Transfer Company Inc., as subscription agent, or (y) wire transfer of immediately available funds to the account maintained by the subscription agent for the purpose of accepting subscriptions in the Rights Offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in this Rights Offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. You should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of any payment by uncertified personal check on or prior to 5:00 p.m., Eastern Time, on the Expiration Date. Neither the Company nor the subscription agent undertakes any obligation to contact you concerning an incomplete or incorrect subscription form or payment, nor is the Company under any obligation to correct such forms or payment. The Company has the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.  Once a holder has exercised its Rights, such exercise may not be revoked, even if the holder later learns information that it considers to be unfavorable to the exercise of its Rights.

Additional copies of the enclosed materials may be obtained from Okapi Partners LLC, the information agent, by telephone at (212) 297-0720 (bankers and brokers) or (844) 201-1170 (all others) or by email at info@okapipartners.com. Any questions or requests for assistance concerning the Rights Offering should be directed to the information agent.

Very truly yours,

LONGEVERON INC.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF LONGEVERON INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

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